Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (the “Agreement”) is entered into by and between EMCORE Corporation (the “Company”) and Albert Lu (“Employee”) (collectively, the “Parties”).

In consideration of the mutual promises and covenants contained in this Agreement, Employee and the Company agree as follows:

1.             Effective Date: This Agreement will become effective on the eighth day after it is signed by Employee and delivered to the Company (the “Effective Date”), provided that (a) it is signed and returned to the Company on or before January 9, 2023 and (b) it is not revoked by Employee prior to the Effective Date pursuant to Section 6 below.

2.             Acknowledgement of Receipt of Amounts Owed on Separation: Employee understands and acknowledges that the employment relationship between the Company and Employee is terminated effective November 25, 2022 (the “Separation Date”). Following the Separation Date, Employee and the Company will have no further employment or contractual relationship except as may arise out of this Agreement. Employee acknowledges that Employee received, by no later than the Separation Date, all (a) amounts currently owed for services performed up through and including the Separation Date (including, but not limited to, any overtime, bonus, commissions, or other wages), and (b) accrued but unused vacation up through and including the Separation Date. Any commission payment that is earned and becomes due to Employee after the Separation Date shall be paid to Employee pursuant to the commission plan and/or commission agreement between Employee and the Company in effect as of the Separation Date. Employee agrees and acknowledges that any dispute related to the payment of wages or other compensation to Employee is hereby resolved to Employee’s complete and full satisfaction. Employee agrees that California Labor Code section 206.5 is not applicable because there is no good faith dispute as to whether Employer owes Employee any wages. Section 206.5 provides, in pertinent part, as follows: “An employer shall not require the execution of a release of claim right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of those wages has been made.”

3.             Consideration: Provided that Employee (a) executes and delivers this Agreement to the Company’s General Counsel (at legal@emcore.com or 2015 Chestnut Street, Alhambra, CA 91803), by no later than January 9, 2023, at 5:00 p.m., (b) is not in breach or default of this Agreement, (c) has performed all obligations under this Agreement, and (d) has not revoked this Agreement pursuant to Section 6 below, the Company will pay to Employee the following severance benefits:

a.             Base Pay Severance: The Company will pay to Employee cash severance in an amount equal to $220,577 minus the value of the shares issued upon settlement of the RSUs and PSUs accelerated pursuant to Section 3(b), less standard withholdings and authorized deductions. Such cash severance will be paid in equal bi-weekly payments in accordance with the Company’s standard payroll practices for a period beginning on the first regular payroll cycle that occurs at least fifteen (15) calendar days after the date that the shares issued upon settlement of the RSUs and PSUs accelerated pursuant to Section 3(b) and continuing for a thirty seven (37) week period thereafter. For purposes of this Section 3(a), the “value” of the shares issued upon settlement of the RSUs and PSUs accelerated pursuant to Section 3(b) will be the closing price per share of the Company’s common stock on the date that the shares are issued.

b.             Vesting Acceleration: All outstanding restricted stock units (“RSUs”) held by Employee as of the Separation Date, which are for a total of 33,646 shares of common stock of the Company, will immediately vest in full. All outstanding performance stock units (“PSUs”) held by Employee as of the Separation Date for a total of 221,135 shares of common stock of the Company will immediately vest at “target performance” level. For the avoidance of doubt, any vested PSUs will be paid in an equivalent number of whole shares of Company common stock (with any fractional units rounded down to the nearest whole number of shares of common stock) as soon as practicable following the vesting date and during an open trading window under the Company’s Insider Trading Policy, but in any event no later than March 15, 2023. The sale of such shares must comply with applicable law and the Company’s Insider Trading Policy. Employee may not sell such shares if the Company determines that such sale would not be in material compliance with such applicable law or insider trading policy.

c.             Employee acknowledges and agrees that the severance benefits set forth in Section 3(a) and 3(b) are in full satisfaction of any amount otherwise payable under the Company’s Severance Pay Plan for Employees and Employee’s employment agreement or offer letter with the Company and that Employee has no entitlement to additional severance or termination benefits.

4.             Releases and Waivers: In consideration of the covenants undertaken herein by the Company, and except for those obligations created by or arising out of this Agreement, Employee, on Employee’s own behalf and on behalf of Employee’s descendants, dependents, marital community, heirs, executors, administrators, assigns and successors, and each of them, does hereby covenant never to sue and acknowledges complete satisfaction of and hereby fully and forever releases, absolves and discharges the Company, and the Company’s parent, subsidiary, and affiliated corporations, businesses and partnerships, past, present, and future, and all of its and their trustees, directors, officers, shareholders, partners, agents, employees, representatives, attorneys, insurers, employee benefits plans (including the past, present, and future trustees, administrator’s fiduciaries, and insurers thereof), past and present, as well as the heirs, executors, administrators, predecessors, successors and assignees of all of the foregoing, and each of them (collectively “Releasees”) with respect to and from any and all claims, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, charges, grievances, wages, employment benefits, obligations, debts, litigation and/or other costs, expenses, attorneys’ fees, damages, penalties, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Employee now owns or holds or has at any time heretofore owned or held as against Releasees, or any of them, arising out of or in any way connected with or related to or concerning Employee’s employment relationship with the Company (and/or any other Releasees), or Employee’s separation from employment, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement, including specifically, but without limiting the generality of the foregoing, any and all claims for wages of any type, overtime compensation, rest or meal period payments, severance pay, including but not limited pursuant to the Company’s Severance Pay Plan for Employees, bonus pay, incentive pay, sick leave, sick pay, holiday pay, vacation pay, life insurance, health and medical insurance or any other fringe benefit, or disability benefit, including, but not limited to, any and all claims under any local, state or federal statutory, administrative, or common laws related to such claims or in any manner related to working conditions; retaliation, discrimination, harassment, wrongful termination, or any other violation under any local, state or federal law, regulation, or ordinance (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the National Labor Relations Act, the Worker Adjustment Retraining and Notification Act, the Employee Retirement Income Security Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, and/or wrongful termination, breach of express and/or implied-in-fact contract, breach of the covenant of good faith and fair dealing, unpaid wages, violation of public policy, intentional and/or negligent infliction of emotional distress, defamation, invasion of privacy, fraud and/or negligent misrepresentation, negligent supervision and/or retention, intentional and/or negligent interference with contractual relations and/or prospective economic advantage, and other common law torts. Nothing in the foregoing release is intended to relieve the Company of any claim that may not be released as a matter of applicable law.

5.             Waiver of Civil Code Section 1542: It is a condition of this Agreement and is the intention of Employee in executing this Agreement that the same shall be effective as a bar as to each and every claim, demand and cause of action specified above and, in furtherance of this intention, Employee hereby expressly waives any and all rights or benefits conferred by the provisions of CALIFORNIA CIVIL CODE SECTION 1542 and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of actions, if any, as well as those relating to any other claims, demands and causes of actions specified above. CALIFORNIA CIVIL CODE SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Employee acknowledges that Employee may later discover claims or facts in addition to or different from those which Employee now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this Agreement. Nevertheless, Employee hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Employee acknowledges that Employee understands the significance and consequence of such release and such specific waiver of CALIFORNIA CIVIL CODE SECTION 1542.

6.             Waiver of Rights Under Age Discrimination in Employment Act of 1967: Employee expressly acknowledges and agrees that, by entering into this Agreement, Employee is waiving and releasing any rights or claims that Employee may have arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, which may have arisen on or before the date of execution of this Agreement, and that this waiver and release is knowing and voluntary. Employee also expressly acknowledges and agrees that:

a.             In return for this waiver and release, Employee will receive consideration, i.e., something of value, beyond that to which Employee was already entitled;

b.             Employee is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

c.             Employee was informed, and is informed by this writing, that Employee may take up to forty-five (45) days within which to consider this Agreement. In the event this Agreement is signed prior to the expiration of 45 calendar days, Employee acknowledges that Employee voluntarily and knowingly agrees to waive Employee’s entitlement to take up to 45 days to consider this Agreement for the purpose of expediting the settlement;

d.             Employee was informed, and is informed by this writing, that Employee has seven (7) days following Employee’s execution of this Agreement in which to revoke this Agreement; and that this Agreement will not become effective or enforceable until the revocation period has expired. If Employee revokes the Agreement during the seven-day revocation period, this Agreement shall become null and void.

e.             Employee acknowledges that Employee’s termination is due, at least in part, to a group termination program and/or reduction in force (“RIF”); Employee acknowledges receipt of information in Appendix “A” attached to this Agreement. Before Employee signed this Agreement, Employee received Appendix “A” pursuant to the Older Workers Benefit Protection Act informing Employee, which includes: any class, unit, or group of individuals covered by this severance program, any eligibility factors for such program, and any time limits applicable to such program, and listing all the job positions and ages of all the Company’s employees who have been selected for this severance program and the job positions and ages of all the Company’s employees in the same job classification or organizational unit as Employee who were not selected for this severance program.

In the event Employee signs this Agreement and returns it to the Company in less than the 45-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for consideration of this Agreement. As explained above, Employee may revoke this Agreement in its entirety during the seven (7) days following Employee’s execution of it. Any revocation of this Agreement must be in writing and received by the Company’s General Counsel, delivered on or before the seven-day revocation period. This Agreement will become effective and enforceable on the eight day following execution by Employee, unless Employee revokes it during that period consistent with the terms of this Section. The Parties agree that no change to this Agreement, whether material or immaterial, will restart the running of the forty-five (45) day period. In the event that Employee exercises Employee’s right of revocation during the seven-day revocation period, neither the Company nor Employee will have any obligations under this Agreement. Nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

7.             Denial of Liability: While this Agreement resolves all issues that Employee may have with the Company, it does not constitute an admission by the Company (or any of its employees or agents) of any violation of any federal, state or local law, ordinance or regulation or of any violation of the Company’s policies or procedures or of any liability or wrongdoing whatsoever. Neither this Agreement nor anything in this Agreement shall be construed to be, or shall be admissible in any proceeding as, evidence of liability or wrongdoing by the Company or any of its employees or agents. This Agreement may be introduced, however, in any proceeding to enforce the Agreement. Such introduction shall be pursuant to an order protecting its confidentiality.

8.             Warranty Regarding Non-Assignment: Employee warrants and represents that Employee has not assigned or transferred to any person not a party to or intended beneficiary of this Agreement any released matter or any part or portion thereof, and that Employee shall defend, indemnify and hold harmless the Company (and all other Releasees) from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

9.             Confidentiality:

a.             Employee agrees to keep the existence and terms of this Agreement in the strictest confidence and, except as required by law, not reveal the existence or terms of this Agreement to any persons except Employee’s immediate family, Employee’s attorney, and Employee’s financial advisors (and to them only provided that they also agree to keep the information completely confidential), and an arbitrator in any proceedings to enforce the terms of this Agreement. Nothing in this Agreement, however, shall be construed to preclude Employee from complying with a lawful court order or process requiring disclosure, written, oral or otherwise, of any confidential information, provided that Employee follows the procedures set forth in Section 10 below.

b.             Employee acknowledges and agrees that Employee is and will continue after the Separation Date to be subject to certain restrictive covenants and obligations in favor of the Company under nondisclosure, confidentiality, or similar agreement(s) with the Company and similar Company policies, including the Non-Disclosure Agreement (collectively, the “Confidentiality Agreements”). Employee agrees that a breach by Employee of the Confidentiality Agreements would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, Employee agrees that in the event of any breach or threatened breach by Employee of any provision of the Confidentiality Agreements, the Company, consistent with Section 16, shall be entitled, in addition to all other remedies the Company may have under this Agreement, at law or otherwise, to seek specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of any Confidentiality Agreement.

10.            No Pursuit of Released Claims and Promise not to Cooperate with Others: Except as described below, Employee agrees and covenants not to file any suit, charge, representative action including the California Private Attorneys General Act, class action, or complaint against Releasees in any court or administrative agency, with regard to any claim, demand, liability or obligation arising out of Employee’s employment with Company or separation therefrom. Employee also promises not to voluntarily encourage, counsel or assist (directly or indirectly) any current or former employee or third-party in the preparation or prosecution of any civil dispute, difference, grievance, claim, charge or complaint against the Company and/or any Releasees unless compelled to do so by valid legal process. In the event Employee receives notice that Employee is required to provide testimony or information in any context about the Company and/or any Releasees to any third-party, Employee agrees to inform the Company’s Human Resources Director in writing within seventy-two (72) hours of receiving such notice. Employee, thereafter, agrees to cooperate with the Company in responding (if necessary) to such legal process. Employee also agrees not to testify or provide any information in any context if the Company has informed Employee of its intent to contest the validity or enforceability of any request, subpoena or court order until such time as the Company has informed Employee in writing that it consents to Employee’s testimony or has fully exhausted its efforts to challenge any request, subpoena or court order requiring Employee’s testimony. If Employee is required to provide testimony in any context about the Company (with the Company’s consent or after the Company completes its challenges), Employee shall testify truthfully at all times.

Nothing in this Paragraph or this Agreement, however, shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commisssion, National Labor Relations Board, or a comparable state or local agency.  Notwithstanding the foregoing, Employee agrees to waive Employee’s right to recover monetary damages in any charge, complaint, or lawsuit filed by Employee with such an administrative agency or by anyone else on Employee’s behalf in any forum, with respect to any and all claims released through this Agreement.

11.            Nondisparagement: Employee agrees not to make any oral or written statement, or take any other action (directly or indirectly), that disparages, criticizes, or damages the reputations of the Company or its officers, directors, agents or employees, activities or services; or impairs the normal operations of the Company; provided, however, that nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

12.            No Pending or Future Lawsuits: Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the Releasees. Employee also promises to opt out of any class or representative action and to take such other steps as Employee has the power to take to disassociate himself or herself from and waive any rights or remedies that might be received from any class or representative action seeking relief against the Company and/or any other Releasee regarding any of the claims released by this Agreement.

13.            Medicare Recital and Indemnification: Employee does hereby represent and warrant to the Company that Employee is not a current Medicare beneficiary, that Employee is not a current recipient of Social Security Disability benefits, that Employee has not applied for Social Security Disability benefits, that Employee has no knowledge of Medicare, or any other governmental entity, paying for any medical treatment relating to any claim arising out of or released by this Agreement, and that Employee does not expect to become a Medicare beneficiary within thirty (30) months after the effective date of this Agreement. Employee agrees to fully defend, indemnify and hold harmless Releasees and each of them from payment of medical liens, bills, interest and/or penalties that may be or are required of them, associated with any and all claims released under this Agreement, whether or not such liens, bills, interest and/or penalties are being asserted against payments made under this Agreement.

14.            Third Party Inquiries: Any third-party inquiries directed to the Company’s Human Resources Department regarding the Employee’s employment will be provided with the following information:  Employee’s name, dates of employment, and last position held.

15.            Return of Property: Employee agrees that on or before the Separation Date, Employee will return to the Company any and all documents, software, equipment (including but not limited to cell phones, computers and computer-related items), and all other materials or other things in Employee’s possession, custody, or control, which are the property of the Company.

16.            Full and Knowing Waiver and Attorney Review Period: Employee acknowledges that this Agreement constitutes written notice from Employer that he/she has a right to consult an attorney regarding this Agreement, and that he/she has been provided with a reasonable time period of not less than forty-five (45) days to do so. Employee acknowledges that he/she has fully discussed all aspects of this Agreement with an attorney to the extent he/she desires to do so. Employee acknowledges that he/she may sign this Agreement prior to the termination of the forty-five (45) day period for reviewing this Agreement, and warrants that any signature prior to the end of forty-five (45) day period is knowing, voluntary, and has not been induced by Employer through fraud, misrepresentation, a threat by Employer to withdraw or alter the Agreement prior to the expiration of the reasonable time period, or by Employer providing different terms to other employees who sign a similar severance or separation agreement prior to the expiration of such forty-five (45) day time period.

17.            Waiver of Jury Trial: The Parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action or proceeding brought by either of the Parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Employee’s employment with or separation of employment from the Company.

18.            Integration Clause: This Agreement, along with the Confidentiality Agreements, constitute and contain the entire agreement and final understanding concerning Employee’s employment with the Company, the termination of that employment, and the other subject matters addressed in this Agreement. It is intended by the Parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters addressed in this Agreement. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This Agreement is a fully integrated agreement.

19.            Amendment: This Agreement may not be altered, amended, or modified except in writing signed by both Employee and an authorized officer of the Company.

20.            Successors: This Agreement shall inure to the benefit and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation, organization, or other entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the ownership of the Company or to which the Company assigns this Agreement by operation of law or otherwise. This Agreement, however, is personal to Employee and shall not, without the prior written consent of the Company, be assignable by Employee.

21.            Severability: If any term or provision of this Agreement or the application thereof is held to be invalid or unenforceable, the invalidity or unenforceability shall not affect any other terms or provisions or applications of this Agreement which can be given effect without the invalid terms or provisions or application, and to this end the terms and provisions of this Agreement are declared to be severable. In other words, if any term or provision of this Agreement is held to be invalid or unenforceable, then the remaining terms and provisions of this Agreement shall continue to be valid and will be performed, construed, and enforced to the fullest extent permitted by law.

22.            Governing Law: This Agreement shall be deemed to have been executed and delivered within the State of California, and, except for Section 16, which shall be governed by the Federal Arbitration Act (both substantively and procedurally), the rights and obligations of the Parties under this Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

23.            Counterparts: This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the same effect as a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

24.            Non-Waiver: No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

25.            Representation: In entering into this Agreement, the Parties warrant and represent that they have completely read and fully understand the terms and consequences of this Agreement, and that they have been given the opportunity to consult with legal counsel of their own choosing regarding this Agreement. Accordingly, the Parties each warrant and represent that the terms of this Agreement are fully understood and freely and voluntarily accepted by them.

26.            Cooperation: Each party has cooperated in the drafting of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. Additionally, the Parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

27.            Number and Gender: Where context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

28.            Headings: The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(signature page follows)

EXECUTED this 3rd day of January 2023, at Los Angeles County, California.

By	/s/ Albert Lu
Albert Lu

EXECUTED this 3rd day of January 2023, at Los Angeles County, California.

EMCORE CORPORATION

By	/s/ Ryan Hochgesang
Name: Ryan Hochgesang
Title: VP, General Counsel

APPENDIX “A”

OLDER WORKER BENEFIT PROTECTION ACT REPORT
AND NOTICE TO EMPLOYEE

The Older Worker Benefit Protection Act requires that employers who request a waiver of rights and claims under the Age Discrimination in Employment Act (“ADEA”), in connection with an employment termination program (“Program”) offered to a group or class of employees, inform the employees from whom the waiver is requested of certain information. This form and report is intended to provide you with such information.

The layoff consideration was made from the SVP and GM, Aerospace and Defense job positions at the Company. Employees have been selected for reduction based on one or more of the following: the Company’s business needs, employee skill set and employee performance history.

All persons selected by the Program who are being offered and wish to accept consideration under an agreement that waives and releases their rights and claims under ADEA, must sign the agreement and return it to the Company within 45 days after receiving the waiver. Once the signed agreement is returned to the Company, the employee has 7 days to revoke the waiver agreement. Severance payments will not be made until the revocation period has expired.

The following pages contain a listing of the ages of persons in each job classification selected for the Program and the ages of all individuals in each job classification who were not selected for the Program.

AGES AND JOB TITLES OF EMPLOYEES SELECTED FOR SEPARATION

Ages	Job Title
46	SVP and GM, Aerospace and Defense

AGES AND JOB TITLES OF EMPLOYEES WHO HAVE NOT BEEN SELECTED FOR TERMINATION

Ages	Job Title
N/A	None

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